Exhibit 99.1

Contacts:	Thomas C. Wilder Micro Therapeutics, Inc. 949/837-3700 Rob Whetstone/Robert Jaffe PondelWilkinson Inc. 310/279-5963

Micro Therapeutics, Inc. Reports Sales Results for Third Quarter 2005

Net Sales Grow to $14.1 Million, a 72% Increase Compared

To Third Quarter 2004

Irvine, Calif. – October 5, 2005 – Micro Therapeutics, Inc. (MTI) (NASDAQ:MTIX), an endovascular medical device company focused on neurovascular disorders of the brain associated with stroke, reported today net sales results for its fiscal third quarter ended October 2, 2005. Third quarter net sales results also were reported today by MTI’s majority shareholder, ev3 Inc. (NASDAQ: EVVV).

Net sales in the 2005 third quarter were $14.1 million, an increase of 72% versus net sales of $8.2 million in the third quarter of 2004, and an increase of 24% and 8% compared with net sales of $11.4 million and $13.1 million in the first and second quarters of 2005, respectively. Compared with the year ago quarter, the primary contributors to the increase in MTI’s third quarter net sales were the company’s neuro embolic products, net sales of which increased by 119% to $6.2 million, and neuro access and delivery products, net sales of which increased by 51% to $7.1 million. Geographically, MTI’s third quarter net sales in the United States increased by 98% to $6.1 million, and third quarter international net sales increased by 57% to $8.0 million.

For the nine months ended October 2, 2005, MTI’s net sales totaled $38.5 million, an increase of 55% compared to net sales during the first nine months of 2004. Consistent with results for the third quarter, the primary contributors to the increase in MTI’s net sales growth for the first nine months were the company’s neurovascular products.

MTI will be providing full financial results for its third fiscal quarter and updated guidance during the company’s quarterly conference call expected to be held at the end of the month.

About Micro Therapeutics, Inc.

Micro Therapeutics develops, manufactures and markets minimally invasive medical devices for the diagnosis and treatment of vascular disease. The company is focused on catheter-based, or endovascular, technologies for the minimally

Micro Therapeutics, Inc.

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invasive treatment of neurovascular disorders of the brain associated with stroke. MTI’s products include: the Tetris® and NXT® lines of embolic coils; the Onyx® liquid embolic; and a range of access and delivery products that includes micro delivery catheters, balloon catheters, and guidewires.

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Such potential risks and uncertainties relate, but are not limited, to, in no particular order: product demand and market acceptance, the impact of competitive products and pricing, and success of clinical testing. More detailed information on these and additional factors which could affect Micro Therapeutics, Inc.’s operating and financial results are described in the company’s Forms 10-Q, 10-KSB, and other reports, filed or to be filed with the Securities and Exchange Commission. Micro Therapeutics, Inc. urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, Micro Therapeutics, Inc. undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

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